October 21, 2010

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

Public Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

RE:

Grand Prix Investors Trust, File No. 333-168095 and 811- 22439

Ladies and Gentlemen:

On October 21, 2010, Grand Prix Investors Trust (the “Registrant”) filed Pre-Effective Amendment No. 1 to the Trust’s Registration Statement (the “Amendment") on Form N-1A, pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”).

Pursuant to Rule 461 under the 1933 Act, Registrant and Unified Financial Securities, Inc., the Fund’s distributor, hereby request that the Commission accelerate the effective date of the Amendment to October 21, 2010, or the earliest practicable date thereafter.

If you have any questions concerning this request please contact Michael V. Wible at (614) 469-3297.

Unified Financial Securities, Inc.

Grand Prix Investors Trust

By:

/s/ Melissa K. Gallagher

By:

/s/ John C. Foti

Name:

Melissa K. Gallagher

Name:

John C. Foti

Title:

President

Title:

President